Exhibit 99.1

Analog Devices Announces Financial Results for the Second Quarter of Fiscal Year 2011 and Increases Dividend 14%

NORWOOD, Mass.--(BUSINESS WIRE)--May 17, 2011--Analog Devices, Inc. (NYSE: ADI),

  2Q11 revenue increased 9% sequentially to $791 million
  2Q11 diluted EPS from continuing operations increased to $0.78, which includes a $0.03 one-time tax benefit item
  2Q11 gross margin increased to a record 67.6% of revenue
  2Q11 operating margin increased to a record 37.8% of revenue
  Board of Directors increased quarterly dividend by 14% to $0.25 per share
  Financial results and 3Q11 outlook will be discussed via conference call today at 5:00 pm

Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the second quarter of fiscal 2011, which ended April 30, 2011.

“The second quarter was a strong quarter for ADI, well ahead of our expectations, with revenue growing 9% sequentially and 18% year-over-year, driven by strength in our industrial, automotive, and communications infrastructure businesses,” said Jerald G. Fishman, President and CEO. “In addition, our gross margin increased to 67.6% and our operating margin increased to 37.8%, both records for ADI. As a result, EPS from continuing operations grew even faster than revenue, by 14% sequentially to $0.75, excluding a one-time tax benefit.”

Results of Operations for the Second Quarter of Fiscal 2011

  Revenue was $791 million, an increase of 9% from the immediately prior quarter and an increase of 18% from the same period one year ago. For more information regarding revenue by end market and product type for the second quarter of fiscal 2011, please see Schedules D and E of this document. In addition, a more complete table covering prior periods is available on the Analog Devices Investor Relations website at: investor.analog.com.
  Gross margin was 67.6% of revenue, compared to 66.2% of revenue in the immediately prior quarter, and 65.0% of revenue in the same period one year ago.
  Operating expenses were $236 million, or 29.8% of revenue, compared to $223 million, or 30.6% of revenue, in the immediately prior quarter, and $220 million, or 33% of revenue, in the same period one year ago.
  Operating income from continuing operations was $299 million, or 37.8% of revenue, compared to $259 million, or 35.6% of revenue, in the immediately prior quarter, and $214 million, or 32.0% of revenue, in the same period one year ago.
  Diluted earnings per share (EPS) from continuing operations was $0.78, and non-GAAP diluted EPS from continuing operations was $0.75, excluding a one-time tax benefit item. This compares to diluted EPS from continuing operations of $0.70 and non-GAAP diluted EPS of $0.66, excluding one-time tax benefit items, in the prior quarter, and diluted EPS from continuing operations of $0.55 in the same period one year ago. The table reconciling non-GAAP data to the Company’s GAAP results is provided in this release on Schedule F. A more complete table covering reconciliations for prior periods is available on the Analog Devices Investor Relations website at investor.analog.com.
  The Board of Directors increased the quarterly dividend by 14% to $0.25 per outstanding share of common stock, which will be paid on June 15, 2011 to all shareholders of record at the close of business on May 27, 2011.
  Net cash provided by operating activities was $197 million, or 25% of revenue. Capital expenditures were $34 million, cash dividends paid were $66 million, and approximately $68 million was used to repurchase 1.7 million shares of ADI stock during the second quarter of fiscal 2011.
  Cash and short-term investments at the end of the second quarter of fiscal 2011 totaled $3.4 billion, compared to $3.0 billion at the end of the immediately prior quarter. The cash balance for the second quarter of fiscal 2011 includes the proceeds from the $375 million, 3% coupon senior unsecured notes issued on April 4, 2011.
  Accounts receivable in the second quarter of fiscal 2011, as measured by days sales outstanding, was 48 days, consistent with the immediately prior quarter.
  Inventory at the end of the second quarter of fiscal 2011 increased by $11 million, or 4%, compared to the immediately prior quarter. Days in inventory was 104 days at the end of the second quarter of fiscal 2011, compared to 105 days at the end of the immediately prior quarter.

Outlook for the Third Quarter of Fiscal 2011

The following statements are based on current expectations. These statements are forward- looking and actual results may differ materially, including as a result of the important factors discussed at the end of this release. These statements supersede all prior statements regarding our business outlook set forth in prior ADI news releases.

Regarding the outlook for the third quarter of fiscal 2011, Mr. Fishman stated, “Overall demand for ADI products was very strong in the second quarter, although it is likely that a portion of the upside above our plan was the result of industry-wide supply uncertainty related to events in Japan which most probably accelerated some demand. We do not expect this to repeat in the third quarter as supply appears to have stabilized across the industry. At the same time, our order trends were strong throughout the second quarter. Our book-to-bill ratio, as measured by end customer bookings, was above one and our OEM opening backlog for shipment in the third quarter increased from the prior quarter, indicating continued growth in demand for our products. In addition, our customer forecasts indicate continued strong demand for industrial, automotive, and communications infrastructure products and some recovery in consumer products, particularly in Japan.”

The Company’s outlook for the third quarter is as follows:

  Revenue: $765 million to $795 million, or down 3% to up 1% sequentially.
  Gross margin: 67.0% to 68.0% of sales, based on our current mix assumptions.
  Operating expenses: Flat to down 1%.
  Diluted EPS from continuing operations: $0.70 to $0.75.

Conference Call Scheduled for 5:00 pm ET

Mr. Fishman will discuss the second quarter results and short-term outlook via webcast, accessible at investor.analog.com, today, beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 57778580, or by visiting investor.analog.com.

Non-GAAP Financial Information

This release includes non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Schedule F of this press release provides the reconciliation of the Company’s non-GAAP measures to its GAAP measures.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted earnings per share to evaluate the Company’s operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the Company’s operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature.

The following items are excluded from our non-GAAP diluted earnings per share:

Tax-Related Items. In the second quarter of fiscal 2011, the Company recorded a one-time $10.8 million tax benefit for a settlement with the Internal Revenue Service related to certain tax matters for the fiscal 2004 through fiscal 2007 tax years. In the first quarter of fiscal 2011, the Company recorded a $13 million tax benefit related to tax items that are one-time in nature. These one-time tax items included the reinstatement of the R&D tax credit in December 2010, retroactive to January 1, 2010; a reduction in a state tax credit valuation reserve we had recorded in prior years, which we now believe we can recover; and a benefit from the increase to the Irish deferred tax asset as a result of the increase in the Irish manufacturing tax rate from 10% to 12.5%. We excluded these tax-related items from our non-GAAP measures because they are not associated with the tax expense on our current operating results.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the Company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology when excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measures. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements which include, among other things, our statements regarding expected revenue, earnings, earnings per share, operating expenses, backlog, inventory levels, gross margin, operating margin, and other financial results, shareholder returns, expected market trends, growth opportunities and business strategy, our competitiveness, expected customer demand for our products, and expected results of our ongoing expense management efforts, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: any faltering in the apparent improvement of economic conditions and financial markets following the recent crisis in global credit and financial markets, the impact of the recent earthquake and tsunami in Japan, erosion of consumer confidence and declines in customer spending, the effects of declines in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, changes in geographic, product or customer mix, inability to license third party intellectual property, inability to meet customer demand, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners.

Analog Devices, Second Quarter, Fiscal 2011

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended
	2Q 11 April 30, 2011	1Q 11 Jan. 29, 2011	2Q 10 May 1, 2010
Revenue	$790,780	$728,504	$668,240
Year-to-year change	18%	21%	41%
Quarter-to-quarter change	9%	-5%	11%
Cost of sales (1)	256,566	246,331	233,725
Gross margin	534,214	482,173	434,515
Gross margin percentage	67.6%	66.2%	65.0%
Operating expenses:
R&D (1)	130,460	122,745	122,780
Selling, marketing and G&A (1)	105,268	100,022	97,660
Operating income from continuing operations	298,486	259,406	214,075
Other (income) expense	1,730	586	55
Income from continuing operations before income tax	296,756	258,820	214,020
Provision for income taxes	54,930	43,214	46,880
Income from continuing operations, net of tax	241,826	215,606	167,140
Gain on sale of discontinued operations, net of tax	-	6,500	-
Net income	$241,826	$222,106	$167,140

Shares used for EPS - basic	299,923	299,218	297,825
Shares used for EPS - diluted	309,619	308,848	305,836

Earnings per share from continuing operations - basic	$0.81	$0.72	$0.56
Earnings per share from continuing operations - diluted	$0.78	$0.70	$0.55

Earnings per share - basic	$0.81	$0.74	$0.56
Earnings per share - diluted	$0.78	$0.72	$0.55

Dividends paid per share	$0.22	$0.22	$0.20

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,900	$1,748	$1,860
R&D	$5,794	$5,585	$5,968
Selling, marketing and G&A	$5,199	$5,270	$5,427

Analog Devices, Second Quarter, Fiscal 2011

Schedule B
Selected Balance Sheet Information (GAAP)
(In thousands)

	2Q 11 April 30, 2011	1Q 11 Jan. 29, 2011	2Q 10 May 1, 2010
Cash & short-term investments	$3,431,365	$2,961,116	$2,386,739
Accounts receivable, net	414,579	384,276	332,157
Inventories (1)	293,780	282,980	247,662
Other current assets	153,014	108,657	111,750
Total current assets	4,292,738	3,737,029	3,078,308
PP&E, net	473,662	468,541	453,344
Investments	29,475	28,119	9,062
Goodwill and intangible assets	261,283	257,164	258,118
Other	103,241	106,052	97,030
Total assets	$5,160,399	$4,596,905	$3,895,862

Deferred income on shipments to distributors, net	$269,530	$253,254	$206,651
Other current liabilities	318,628	355,237	358,066
Long-term debt	892,432	523,046	383,306
Non-current liabilities	97,811	100,941	57,589
Stockholders' equity	3,581,998	3,364,427	2,890,250
Total liabilities & equity	$5,160,399	$4,596,905	$3,895,862

(1) Includes $2,432, $2,447 and $2,354 related to stock-based compensation in 2Q11, 1Q11 and 2Q10, respectively.

Analog Devices, Second Quarter, Fiscal 2011

Schedule C
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended
	2Q 11 April 30, 2011	1Q 11 Jan. 29, 2011	2Q 10 May 1, 2010
Cash flows from operating activities:
Net Income	$241,826	$222,106	$167,140
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation	29,466	29,493	28,913
Amortization of intangibles	340	392	1,779
Stock-based compensation expense	12,893	12,603	13,255
Gain on sale of business	-	(6,500)	-
Excess tax benefit - stock options	(32,407)	(3,607)	(72)
Other non-cash activity	537	163	171
Deferred income taxes	(9,334)	(2,305)	(14,075)
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities	(46,683)	(35,594)	81,209
Total adjustments	(45,188)	(5,355)	111,180
Net cash provided by operating activities	196,638	216,751	278,320
Percent of total revenue	24.9%	29.8%	41.6%

Cash flows from investing activities:
Additions to property, plant and equipment	(34,141)	(25,547)	(17,490)
Purchases of short-term available-for-sale investments	(994,618)	(664,148)	(933,934)
Maturities of short-term available-for-sale investments	828,800	651,887	760,120
Sales of short-term available-for-sale investments	19,966	239,419	59,964
Proceeds related to sale of businesses	-	10,000	-
(Increase) decrease in other assets	(4,044)	(3,475)	1,248
Net cash (used for) provided by investing activities	(184,037)	208,136	(130,092)

Cash flows from financing activities:
Proceeds from long-term debt	370,507	145,000	-
Term loan repayments	(3,625)	-	-
Dividend payments to shareholders	(65,999)	(65,810)	(59,556)
Repurchase of common stock	(67,552)	(113,605)	-
Net proceeds from employee stock plans	46,112	101,967	5,666
(Decrease) increase in other financing activities	(1,801)	4,576	-
Excess tax benefit - stock options	32,407	3,607	72
Net cash provided by (used for) financing activities	310,049	75,735	(53,818)
Effect of exchange rate changes on cash	1,790	(301)	(306)

Net increase in cash and cash equivalents	324,440	500,321	94,104
Cash and cash equivalents at beginning of period	1,570,321	1,070,000	914,268
Cash and cash equivalents at end of period	$1,894,761	$1,570,321	$1,008,372

Analog Devices, Second Quarter, Fiscal 2011

Schedule D
Revenue Trends by End Market
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	April 30, 2011				Jan. 29, 2011	May 1, 2010
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Industrial	$384,253	49%	14%	21%	$336,411	$316,371
Automotive	106,250	13%	12%	28%	94,607	83,101
Consumer	110,514	14%	-7%	-10%	119,251	122,444
Communications	176,301	22%	7%	34%	164,784	131,356
Computer	13,462	2%	0%	-10%	13,451	14,968
Total Revenue	$790,780	100%	9%	18%	$728,504	$668,240

Analog Devices, Second Quarter, Fiscal 2011

Schedule E
Revenue Trends by Product Type
The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	April 30, 2011				Jan. 29, 2011	May 1, 2010
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$350,180	44%	5%	14%	$332,767	$307,772
Amplifiers / Radio Frequency	213,168	27%	9%	25%	195,015	170,138
Other analog	111,030	14%	21%	30%	91,404	85,690
Subtotal Analog Signal Processing	674,378	85%	9%	20%	619,186	563,600
Power management & reference	56,109	7%	5%	21%	53,353	46,486
Total Analog Products	$730,487	92%	9%	20%	$672,539	$610,086
Digital Signal Processing	60,293	8%	8%	4%	55,965	58,154
Total Revenue	$790,780	100%	9%	18%	$728,504	$668,240

Analog Devices, Second Quarter, Fiscal 2011

Schedule F
Reconciliation from Non-GAAP to GAAP Data (In thousands, except per-share amounts)

See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

	Three Months Ended
	2Q 11 April 30, 2011	1Q 11 Jan. 29, 2011	2Q 10 May 1, 2010

GAAP Diluted EPS Including Discontinued Operations	$0.78	$0.72	$0.55
Diluted Loss (Earnings) Per Share from Discontinued Operations	-	(0.021)	-
GAAP Diluted EPS From Continuing Operations	$0.78	$0.70	$0.55
IRS Tax Settlement	$(0.035)
Impact of the Reinstatement of the R&D Tax Credit	$-	$(0.019)	$-
Impact of State Tax Valuation	$-	$(0.021)	$-
Impact of Increase in Irish Tax Rate	$-	$(0.001)	$-
Non-GAAP Diluted EPS From Continuing Operations (1)	$0.75	$0.66	$0.55

(1) The sum of the individual per share amounts may not equal the total due to rounding.

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
781-461-3491 (fax)
Director of Investor Relations
investor.relations@analog.com